UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2007

MoSys, Inc.

(Exact name of registrant as specified in its charter)

000-32929

(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

755 N. Mathilda Avenue

Sunnyvale, California 94085

(Address of principal executive offices, with zip code)

(408) 731-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

On March 2, 2007, the Compensation Committee of the Company’s board of directors approved the 2007 MoSys Executive Bonus Plan (“the Bonus Plan”) for senior management, including Chester J. Silvestri, the Company’s President and Chief Executive Officer, James R. Pekarsky, Chief Financial Officer, and Wingyu Leung, Executive Vice President and Chief Technical Officer.  The Bonus Plan is effective only for fiscal 2007 and provides for the issuance to eligible officers and employees of shares of common stock equivalent in value to the target bonus amounts.  The bonus awards for the 2007 fiscal year, if any, will vary depending on the extent to which actual performance meets, exceeds or falls short of specified Company-wide performance goals. The bonus awards, if any, must be determined and approved by the board of directors after the end of the fiscal year, and the number of shares of common stock to be awarded will be calculated based on the closing price of a share of the Company’s common stock on the NASDAQ Global Market on the date of the board of directors’ action and granted on the same date. The targeted bonus awards for the Bonus Plan are as follows: up to 50% of the 2007 base salary for the President and Chief Executive Officer and up to 30% of the 2007 base salary for the Chief Financial Officer and the Chief Technical Officer.  Under the Bonus Plan, the maximum bonus awards for exceeding Company-wide performance goals are to be two times the targeted bonus awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSYS, INC.

Date: March 2, 2007	By:	/s/ James R. Pekarsky
James R. Pekarsky
Vice President of Finance and Administration
Chief Financial Officer